Exhibit 99.1

Blink Charging Establishes Global Corporate Headquarters and Announces Expansion of Manufacturing Facility in Bowie, Maryland

Along with the new headquarters, Blink is increasing its manufacturing capacity by constructing a state-of-the-art advanced 30,000 square-foot facility.

Bowie, MD., (March 11, 2024) - Blink Charging Co. (NASDAQ: BLNK) (“Blink” or the “Company”), a leading global manufacturer, owner, operator and provider of electric vehicle (EV) charging equipment and services, today announced the Company has established its global corporate headquarters in a 15,000 square-foot facility in Bowie, MD.

Complementing this pivotal move, Blink has announced plans to increase its manufacturing capacity by constructing a new LEED Gold-certified 30,000 square-foot production facility. The new facility will include an extra production line to streamline operations for expedited and increased production of EV charging units. The Company plans to significantly increase its manufacturing capacity by constructing a new, modern facility that demonstrates Blink’s dedication to responding to the increasing global demand for EV charging infrastructure. Today’s announcements underscore Blink’s commitment to sustainable transportation solutions and reinforce its position as a key player in a rapidly evolving industry.

Blink has designated Maryland as its central hub, leveraging its proximity to Washington, D.C., to support the Company’s global vision of a greener future. Blink has made notable progress in expanding its market presence and enhancing operational efficiency. The Company has implemented innovative and sustainable workplace initiatives for employees and increased focus on product research and development. Blink’s future-forward approach supports its mission to provide reliable, high-quality products to its customers. It underscores Blink’s dedication to advancing the adoption of electric vehicles and empowering communities with convenient, reliable charging solutions.

“Blink Charging is proud and excited to be establishing our global headquarters and production facility in Maryland, marking a pivotal moment in our journey toward a greener future,” said Blink President and CEO, Brendan Jones. “We are committed to implementing innovative technology and manufacturing processes to enhance efficiency, capability, and output speed while maintaining quality standards. We thank the state of Maryland for welcoming us, and we are excited to be here.”

The announcement was marked with a grand opening event attended by White House National Climate Advisor Ali Zaidi, Maryland Governor Wes Moore, and other federal, state, and local dignitaries at the new manufacturing facility.

The new headquarters and manufacturing facility will be situated in Melford Town Center, a mixed-use business community developed by St. John’s Properties, Inc., a developer with experience creating LEED-certified facilities in Maryland, Virginia, and Washington D.C. Blink’s current manufacturing facility produces around 15,000 EV charging units annually.

To meet the rapidly increasing demand for electric vehicles and their charging infrastructure, the Company plans to expand its production capacity to over 50,000 charging units annually.

Maryland Governor Wes Moore remarked, “We are thrilled to welcome Blink’s headquarters to the Great State of Maryland. This decision not only affirms our commitment to climate action but also supports our efforts to create new job opportunities and enhance Maryland’s competitiveness. Together, we will meet our goal of achieving 100% clean energy by 2035, and we will ensure that climate justice drives economic justice.”

The new facility at Howerton Way will function as the central hub for Blink’s in-house manufacturing and production in North America. In alignment with the Build America, Buy America Act, this new facility will enable Blink to increase domestic manufacturing operations, replacing previous overseas production. Maryland will serve as the assembly site for Blink’s Series 6, Series 7, and Series 8 L2 chargers.

Among Blink’s investments in Maryland, the Company plans to establish the Blink Center of Charging Excellence, with various leading-edge features:

Vehicle Interoperability Testing: A dedicated facility where Original Equipment Manufacturers (OEMs) can conduct tests on vehicle compatibility and design with various chargers.

Charger Certification with MET Labs: Blink will establish capabilities for unit certification in collaboration with MET Labs, a Baltimore, MD-based company, at the facility.

Sponsoring Test Events: A platform for local, state, national, and global industry stakeholders, and companies to convene and test cutting-edge technology.

State-of-the-Art Research and Development Lab: This advanced facility will include a drive-in dock for vehicle testing across passenger, truck, bus, and fleet vehicles. It will also feature vehicle simulators, calibration equipment, meter accuracy test equipment, EnergyStar pre-testing, and regenerative load testing. Substantial technological investments will be made to pioneer the next generation of Electric Vehicle Supply Equipment (EVSEs).

###

About Blink Charging

Blink Charging Co. (Nasdaq: BLNK) is a global leader in electric vehicle (EV) charging equipment and services, enabling drivers, hosts, and fleets to easily transition to electric transportation through innovative charging solutions. Blink’s principal line of products and services include Blink’s EV charging networks (“Blink Networks”), EV charging equipment, and EV charging services. The Blink Network  uses proprietary, cloud-based software that operates, maintains, and tracks the EV charging stations connected to the network and the associated charging data. Blink has established key strategic partnerships for rolling out adoption across numerous location types, including parking facilities, multifamily residences and condos, workplace locations, health care/medical facilities, schools and universities, airports, auto dealers, hotels, mixed-use municipal locations, parks and recreation areas, religious institutions, restaurants, retailers, stadiums, supermarkets, and transportation hubs.

For more information, please visit https://blinkcharging.com/

Forward-Looking Statements

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, and terms such as “anticipate,” “expect,” “intend,” “may,” “will,” “should” or other comparable terms, involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Those statements include statements regarding the intent, belief or current expectations of Blink Charging and members of its management, as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including those described in Blink Charging’s periodic reports filed with the SEC, and that actual results may differ materially from those contemplated by such forward-looking statements. Except as required by federal securities law, Blink Charging undertakes no obligation to update or revise forward-looking statements to reflect changed conditions.

Blink Media Contact

Nipunika Coe

PR@BlinkCharging.com

305-521-0200 ext. 266

Blink Investor Relations Contact

Vitalie Stelea

IR@BlinkCharging.com

305-521-0200 ext. 446